Exhibit (a)(1)(A)

THE CHARLES SCHWAB CORPORATION

Offer to Purchase for Cash by The Charles Schwab Corporation of Up to 84 million Shares of its Common Stock at a Purchase Price Not Greater Than $22.50 nor Less Than $19.50 Per Share.

The Offer, Proration Period and Withdrawal Rights Will Expire at 12:00 Midnight, Eastern Time, on Tuesday, July 31, 2007 Unless The Offer is Extended.

The Charles Schwab Corporation, a Delaware corporation (the “Company”, “we”, or “us”), is offering to purchase up to 84 million shares of its common stock, $0.01 par value per share (the “Common Stock”), at a purchase price not greater than $22.50 nor less than $19.50 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to the shares shall refer to the Common Stock of the Company.

On the terms and subject to the conditions of the Offer, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. After the Offer expires, we will select the lowest purchase price (in $0.10 increments) within the price range specified above that will allow us to buy 84 million shares or such lesser number of shares as are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.

Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered at prices at or below the purchase price selected by us if more than the number of shares we seek are properly tendered and not properly withdrawn. We will return shares not purchased in the Offer to the tendering stockholders at our expense approximately five Business Days following the Expiration Time (as defined below). See Section 1.

We reserve the right, in our sole discretion, to purchase additional shares not to exceed 2% of our outstanding shares (or approximately 25 million shares), without amending or extending the Offer, subject to certain limitations and legal requirements. See Section 1.

The Offer is not conditioned upon any minimum number of shares being tendered, but is subject to certain conditions. See Section 7.

Our Common Stock is listed and traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “SCHW.” On June 29, 2007, the last full trading day before the announcement of the Offer, the last reported sales price of our Common Stock on NASDAQ was $20.52 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at which price or prices to tender their shares. See Section 8.

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to make any such recommendation. You must make your own decisions as to these matters. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and should discuss whether to participate in the Offer with your financial or tax advisor. See Section 2.

On July 2, 2007, we entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Charles R. Schwab, our Chairman and Chief Executive Officer and our largest stockholder, and with certain additional stockholders whose shares Mr. Schwab is deemed to beneficially own. Under the Stock Purchase Agreement, Mr. Schwab and the other stockholders who are parties to the agreement have agreed not to participate in the Offer, and instead, have agreed to sell, and we have agreed to purchase, 18 million shares (which will be proportionately increased or decreased if the number of shares purchased in the Offer is higher or lower than the number of shares that we are currently offering to purchase). See Section 11. None of our other directors and executive officers intends to tender any of their shares in the Offer, except for Stephen T. McLin, a director, who intends to tender 25,000 shares.

The purchase of shares pursuant to the Offer is part of the plan we announced on July 2, 2007 to return up to approximately $3.5 billion of capital to our stockholders. In addition to the approval of the purchase of approximately $1.9 billion of shares in the Offer and $400 million of shares under the Stock Purchase Agreement, our Board of Directors declared a special cash dividend of $1.00 per share, or approximately $1.2 billion in the aggregate, payable on August 24, 2007, subject to applicable legal requirements, to all stockholders of record as of the close of business on July 24, 2007. If you are a stockholder of record of the Company as of the close of business on July 24, 2007, you will have the right to receive the special dividend (as well as the regular quarterly cash dividend declared on July 2, 2007) even if you choose to tender your shares in the Offer and regardless of whether you tender them before or after July 24, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved this transaction or passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

UBS Investment Bank

July 3, 2007

Important

If you want to tender all or part of your shares, you must do one of the following before 12:00 midnight, Eastern Time, on Tuesday, July 31, 2007, or any later time and date to which the Offer may be extended (the “Expiration Time”):

➢	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

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If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Wells Fargo Bank, N.A., the Depositary for the Offer.

➢	If you are an institution participating in the Book-Entry Transfer Facility (as defined below), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

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If you are a participant in the SchwabPlan Retirement Savings and Investment Plan, which we refer to herein as our “Retirement Plan”, follow the tender instructions sent separately to each eligible participant in our Retirement Plan. Note that participants in our Retirement Plan have an earlier deadline of 4:00 pm, Eastern Time, on Friday, July 27, 2007 to tender the shares allocated to units they hold in the equity unit funds under the plan, unless we extend the Offer, in which case participants may tender their shares until 4:00 pm, Eastern Time, on the day which is two Business Days prior to the expiration of the Offer, as extended.

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If you are a holder of vested stock options, you may exercise your vested stock options and tender any of the shares issued upon exercise. If you wish to participate in the Offer, you must exercise your stock options sufficiently in advance of the Expiration Time to receive and tender your shares.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time, you can still tender your shares by following the procedure for guaranteed delivery described in Section 3.

To properly tender shares, you must validly complete the Letter of Transmittal, including the section relating to the price or prices at which you are tendering shares.

If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer” indicating that you will accept the purchase price we determine. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $19.50 per share. You should understand that this election may lower the purchase price paid for all purchased shares in the Offer and could result in your shares being purchased at the minimum price of $19.50 per share.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent for the Offer, or to UBS Securities LLC, the Dealer Manager for the Offer, at their addresses and telephone numbers set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such jurisdiction.

Summary term sheet

We are providing this summary term sheet for your convenience. The Charles Schwab Corporation is at times referred to as “the Company”, “we”, “our” or “us.” We refer to the shares of our Common Stock as the “shares.” This summary term sheet highlights certain material information in the remainder of this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase and the related Letter of Transmittal. We urge you to read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY SHARES?

The Charles Schwab Corporation is offering to purchase shares of its Common Stock, $0.01 par value per share, subject to the terms and conditions of the Offer.

HOW MANY SHARES WILL THE COMPANY PURCHASE IN THE OFFER?

We are offering to purchase up to 84 million shares of our Common Stock. Assuming that 84 million shares are purchased in the Offer at a maximum purchase price of $22.50 per share, the aggregate purchase price will be approximately $1.9 billion. The 84 million shares represent approximately 7% of our issued and outstanding shares of Common Stock as of June 29, 2007. See Section 1. If a lesser number of shares are properly tendered, we will purchase all shares that are properly tendered and not properly withdrawn. If more than 84 million shares are properly tendered and not properly withdrawn, we will purchase all shares tendered at prices at or below the purchase price selected by us on a pro rata basis, except for “odd lots” (lots held by owners of fewer than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose condition was not met (except as described in Section 6). The Offer is not conditioned on any minimum number of shares being tendered, but is subject to certain conditions. See Section 7.

We also expressly reserve the right to purchase additional shares not to exceed 2% of our outstanding shares (or approximately 25 million shares), without amending or extending the Offer, subject to certain limitations and legal requirements. See Section 1.

WHAT WILL BE THE PURCHASE PRICE FOR THE SHARES?

We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price per share (in $0.10 increments), within a price range specified by us, at which you are willing to sell your shares. The price range for the Offer is $19.50 to $22.50 per share. After the Offer expires, we will select the lowest purchase price within the price range specified above that will allow us to buy 84 million shares or such lesser number of shares as are properly tendered and not properly withdrawn. See Sections 1 and 5.

All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price determined in the Offer.

A stockholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price.

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Summary term sheet

Stockholders who tender at multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures described in Section 4 to withdraw the multiple tenders.

If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer” indicating that you will accept the purchase price we determine. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $19.50 per share. You should understand that this election may lower the purchase price paid for all purchased shares in the Offer and could result in your shares being purchased at the minimum price of $19.50 per share.

WHAT WILL BE THE FORM OF PAYMENT FOR THE TENDERED SHARES?

If your shares are purchased in the Offer, we will pay you the purchase price determined in the Offer, in cash, less any applicable withholding taxes and without interest, approximately five Business Days after the Expiration Time. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Sections 1 and 5.

WHEN WILL THE COMPANY PAY FOR THE SHARES I TENDER?

We will pay the purchase price determined in the Offer, net to the seller in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We do not expect, however, to announce the results of proration and begin paying for tendered shares until approximately five Business Days after the expiration of the Offer. See Section 5.

WHAT IS THE PURPOSE OF THE OFFER?

Our management and Board of Directors have reviewed alternatives for using the after-tax proceeds realized from the sale of U.S. Trust Corporation and our other available liquid financial resources. They have also evaluated our capital structure, financial position, dividend policy, operations, strategic plan, the anticipated cost and availability of financing, the recent market prices of our Common Stock and our expectations for the future and believe that the Offer, the purchase of shares pursuant to the Stock Purchase Agreement and the special cash dividend are prudent uses of our financial resources and an efficient means to return capital to our stockholders. After we complete the Offer, purchase the shares pursuant to the Stock Purchase Agreement and pay the special cash dividend, we currently anticipate that our cash balances, anticipated cash flows from operations and borrowing capacity will allow us to service our debt, fund future dividends and the capital requirements for improving our operations, and provide appropriate financial flexibility for general corporate purposes. However, actual experience may differ significantly from our expectations. See “Forward Looking Statements.”

We believe that the modified “Dutch Auction” tender offer described herein represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment. The Offer also provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and without the usual transaction costs associated with market sales, although stockholders who own their shares through a bank, broker, dealer, trust company or other nominee that tenders shares on the stockholder’s behalf may be charged a fee. Stockholders who hold their shares in a brokerage account at Charles Schwab will not be charged any fees in connection with

Summary term sheet

the tender of such shares. Furthermore, Odd Lot Holders (as defined below) who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid any odd lot discounts that might apply to sales of the shares. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interests in the Company and its future operations. See Sections 1 and 2.

DO THE DIRECTORS OR EXECUTIVE OFFICERS OF THE COMPANY INTEND TO TENDER THEIR SHARES IN THE OFFER?

On July 2, 2007, we entered into the Stock Purchase Agreement with Charles R. Schwab, our Chairman and Chief Executive Officer and our largest stockholder, and with certain additional stockholders whose shares Mr. Schwab is deemed to beneficially own. Under the Stock Purchase Agreement, Mr. Schwab and the other stockholders who are parties to the agreement have agreed not to participate in the Offer, and instead, have agreed to sell, and we have agreed to purchase, 18 million shares (which will be proportionately increased or decreased if the number of shares purchased in the Offer is higher or lower than the number of shares that we are currently offering to purchase). The number of shares to be repurchased is calculated to result in Mr. Schwab maintaining the same beneficial ownership interest in the Company’s outstanding Common Stock that he currently has (approximately 18%) and does not take into consideration Mr. Schwab’s outstanding options to acquire stock. The purchase price under the Stock Purchase Agreement will be the same price per share as is determined and paid in the Offer and will be paid on the 11th Business Day following the Expiration Time. In addition, because Mr. Schwab and the other stockholders who are parties to the agreement will not be participating in the Offer, they will not be making bids in the Offer that could influence the determination of the purchase price for the shares. See Section 11.

None of our other directors and executive officers intends to tender any of their shares in the Offer, except for Stephen T. McLin, a director, who intends to tender 25,000 shares. As a result, the Offer will increase the proportional holdings of our directors and executive officers, other than Mr. Schwab and Mr. McLin. Our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer.

WILL SHARES PURCHASED PURSUANT TO THE STOCK PURCHASE AGREEMENT AFFECT THE NUMBER OF SHARES PURCHASED IN THE OFFER?

No. The shares purchased pursuant to the Stock Purchase Agreement will not affect the number of shares purchased in the Offer.

HOW WILL THE COMPANY PAY FOR THE SHARES?

Assuming that 84 million shares are purchased in the Offer at a maximum purchase price of $22.50 per share, the aggregate purchase price will be approximately $1.9 billion. We anticipate that we will pay for the shares tendered in the Offer, the shares purchased pursuant to the Stock Purchase Agreement, and all expenses applicable to the Offer from the approximately $2.7 billion of after-tax proceeds realized from the sale of our subsidiary, U.S. Trust Corporation, which closed on July 1, 2007. See Section 9.

Summary term sheet

WHAT IS THE SPECIAL CASH DIVIDEND AND WILL I RECEIVE IT WITH RESPECT TO TENDERED SHARES?

The purchase of shares pursuant to the Offer is part of the plan we announced on July 2, 2007 to return up to approximately $3.5 billion of capital to our stockholders. In addition to the approval of the purchase of approximately $1.9 billion of shares in the Offer and $400 million of shares under the Stock Purchase Agreement, our Board of Directors declared a special cash dividend of $1.00 per share, or approximately $1.2 billion in the aggregate, payable on August 24, 2007, subject to applicable legal requirements, to all stockholders of record as of the close of business on July 24, 2007. If you are a stockholder of record of the Company as of the close of business on July 24, 2007, you will have the right to receive the special dividend (as well as the regular quarterly cash dividend declared on July 2, 2007) even if you choose to tender your shares in the Offer and regardless of whether you tender them before or after July 24, 2007.

WILL THE SPECIAL CASH DIVIDEND AFFECT THE EXERCISE PRICE AND NUMBER OF SHARES SUBJECT TO MY STOCK OPTIONS?

We will adjust the exercise price and the number of shares subject to all of the outstanding stock options (vested and unvested) held by our employees and directors to reflect the change in the value of our Common Stock after the special cash dividend is paid and to maintain essentially the same value for the stock options pre- and post-dividend.

HOW LONG DO I HAVE TO TENDER MY SHARES; CAN THE OFFER BE EXTENDED, AMENDED OR TERMINATED?

You may tender your shares until the Offer expires. The Offer will expire on Tuesday, July 31, 2007, at 12:00 midnight, Eastern Time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier administrative deadline for you to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. If you are a participant in our Retirement Plan, you have an earlier deadline of 4:00 pm, Eastern Time, on Friday, July 27, 2007 to tender shares allocated to units you hold in the equity unit funds under the plan, unless we extend the Offer, in which case you may tender shares until 4:00 pm, Eastern Time, on the day which is two Business Days prior to the expiration of the Offer, as extended. See the “Letter to Participants in The SchwabPlan Retirement Savings and Investment Plan Holding Units of the 401(k) Equity Unit Fund” and/or the “Letter to Participants in the SchwabPlan Retirement Savings and Investment Plan Holding Units of the ESOP Equity Unit Fund” sent separately to each eligible participant in the plan. See Sections 1, 3 and 5.

We may choose to extend or amend the Offer in our sole discretion, subject to applicable laws. See Section 15. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also terminate the Offer under certain circumstances. See Section 7 and Section 15.

HOW WILL I BE NOTIFIED IF THE COMPANY EXTENDS THE OFFER OR AMENDS THE TERMS OF THE OFFER?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 am, Eastern Time, on the first Business Day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

Summary term sheet

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE OFFER?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

➢	No general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market shall have occurred.

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No significant changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to adversely affect our business or the trading in the shares shall have occurred.

➢	No legal action shall have been taken, and we shall not have received notice of any threatened legal action, that could reasonably be expected to adversely affect the Offer.

➢	No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us.

➢	No one (including a group) after the date of this Offer to Purchase shall have acquired or proposed to acquire beneficial ownership of more than 5% of our shares.

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No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries.

➢	No material adverse change in our business, financial condition, assets, income, operations, or stock ownership shall have occurred.

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We shall not have determined that the consummation of the Offer and the purchase of shares pursuant to the Offer will cause our Common Stock to be delisted from NASDAQ or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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No decrease of more than 10% in the market price for the shares of our Common Stock or in the Dow Jones Industrial Average, the NASDAQ Composite Index or the S&P 500 Composite Index shall have occurred during the Offer.

The Offer is subject to a number of other conditions described in greater detail in Section 7.

FOLLOWING THE OFFER, WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

Yes. After the completion of the Offer our shares will continue to be listed on NASDAQ and we will continue to be subject to the reporting requirements of the Exchange Act. See Section 7.

HOW DO I TENDER MY SHARES (OTHER THAN SHARES ALLOCATED TO UNITS HELD IN EQUITY UNIT FUNDS UNDER OUR RETIREMENT PLAN)?

If you want to tender all or part of your shares, other than shares allocated to units held in equity unit funds under our Retirement Plan, you must do one of the following before 12:00 midnight, Eastern Time, on Tuesday, July 31, 2007, or any later time and date to which the Offer may be extended:

➢	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

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If you hold certificates in your own name, you must complete and sign a Letter of Transmittal, according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Wells Fargo Bank, N.A., the Depositary for the Offer.

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Summary term sheet

➢	If you are an institution participating in the Book-Entry Transfer Facility, you must tender your shares according to the procedure for book-entry transfer described in Section 3.

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If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent or the Dealer Manager for assistance. The contact information for the Information Agent and the Dealer Manager appears on the back cover page of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

HOW DO PARTICIPANTS IN OUR RETIREMENT PLAN WHOSE SHARES ARE HELD BY A PLAN TRUSTEE PARTICIPATE IN THE OFFER?

Participants in our Retirement Plan whose shares are held by a trustee may not use the Letter of Transmittal to direct the tender of shares allocated to units they hold in the equity unit funds under the plan, but instead must follow the instructions in the “Letter to Participants in The SchwabPlan Retirement Savings and Investment Plan Holding Units of the 401(k) Equity Unit Fund” and/or the “Letter to Participants in The SchwabPlan Retirement Savings and Investment Plan Holding Units of the ESOP Equity Unit Fund” sent separately to each eligible participant in the plan. These instructions require that a plan participant who wishes to tender shares under the plan complete the Direction Form as directed in the letter. For administrative reasons, the deadline for submitting Direction Forms will be 4:00 pm, Eastern Time, on Friday, July 27, 2007, unless we extend the Offer, in which case you may submit your Direction Form until 4:00 pm, Eastern Time, on the day which is two Business Days prior to the expiration of the Offer, as extended. See Section 3. Participants in our Retirement Plan should be aware that the plan is prohibited from selling shares to us for a price less than the prevailing market price. Accordingly, if you elect to tender shares allocated to units you hold in the equity unit funds under this plan, and the last-sale-eligible-trade price of our Common Stock on NASDAQ on July 27, 2007 is more than the price at which you tendered shares, your shares will not be eligible for the Offer, and your tender of plan shares automatically will be withdrawn.

HOW DO HOLDERS OF VESTED STOCK OPTIONS PARTICIPATE IN THE OFFER?

If you are a holder of vested stock options, you may exercise your vested stock options and tender any of the shares issued upon exercise. If you wish to participate in the Offer, you must exercise your stock options sufficiently in advance of the Expiration Time to receive and tender your shares. An exercise of a stock option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

WHAT HAPPENS IF MORE THAN 84 MILLION SHARES ARE TENDERED?

If more than 84 million shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at prices at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will purchase shares:

➢	first, from all holders of “odd lots” of less than 100 shares who:

➢	tender all of their shares at prices at or below the purchase price selected by us (tenders of fewer than all of the shares owned by such holder will not qualify for this preference); and

➢	complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

Summary term sheet

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second, subject to the conditional tender provisions described in Section 6, from all other stockholders who tender shares at prices at or below the purchase price selected by us, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described in Section 1; and

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third, only if necessary to permit us to purchase 84 million shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have conditionally tendered shares at prices at or below the purchase price selected by us (and the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at prices at or below the purchase price selected by us. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even if they are tendered at prices at or below the purchase price selected by us. See Section 1.

IF I OWN FEWER THAN 100 SHARES AND I TENDER ALL OF MY SHARES, WILL I BE SUBJECT TO PRORATION?

If you beneficially own of record fewer than 100 shares in the aggregate, you properly tender all of those shares before the Offer expires at a price at or below the purchase price selected by us and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure. However, you will not be entitled to the odd lot preference with respect to shares tendered under our Retirement Plan. See Section 1.

ONCE I HAVE TENDERED SHARES IN THE OFFER, CAN I WITHDRAW MY TENDER?

Yes. You may withdraw any shares you have tendered (except shares under our Retirement Plan) at any time before 12:00 midnight, Eastern Time, on Tuesday, July 31, 2007, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer, as extended. For administrative reasons, the deadline for Retirement Plan participants to withdraw the shares they have tendered will be 4:00 pm, Eastern Time, on Friday, July 27, 2007, unless we extend the Offer, in which case participants may withdraw the shares they have tendered until 4:00 pm, Eastern Time, on the day which is two Business Days prior to the expiration of the Offer, as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, Eastern Time, on Tuesday, August 28, 2007. See Section 4.

HOW DO I WITHDRAW SHARES I PREVIOUSLY TENDERED?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary prior to the Expiration Time. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the Registered Holder (as defined below) of such shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer described in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. Participants in our Retirement Plan who wish to withdraw the shares they have tendered must follow the instructions found in the “Letter to Participants in The SchwabPlan Retirement Savings and Investment Plan Holding Units of the 401(k) Equity Unit Fund” and/or the “Letter to Participants in The SchwabPlan Retirement Savings and Investment Plan Holding Units of the ESOP Equity Unit Fund” sent separately to each eligible participant in the plan.

Summary term sheet

HAS THE COMPANY OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE OFFER?

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to these matters. In so doing, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2 and Section 11.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

Stockholders who choose not to tender their shares will own a higher percentage interest in our outstanding Common Stock following the consummation of the Offer. All stockholders of record as of the close of business on July 24, 2007 will receive the special dividend whether or not they choose to tender shares in the Offer. See Section 2.

WHAT IS THE RECENT MARKET PRICE OF MY SHARES?

On June 29, 2007, the last full trading day before the announcement of the Offer, the last reported sales price of our Common Stock on NASDAQ was $20.52 per share. A portion of the price range for the Offer is below the closing price on June 29, 2007. You are urged to obtain current market quotations for the shares before deciding whether and at what price or prices to tender your shares. See Section 8.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, you may be charged a fee. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. If you hold shares in a brokerage account at Charles Schwab, you will not be charged any fees in connection with the tender of such shares. In addition, participants in our Retirement Plan whose shares are held by the plan trustee will not incur any fees or expenses in connection with the tender of shares allocated to units they hold in the equity unit funds in their participant accounts. See Section 3.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The tender of shares for cash could be treated as (i) a sale or exchange of the tendered shares or (ii) a distribution which, to the extent of available earnings and profits, is taxable as a dividend without any reduction in income for your basis in your shares. See Section 14.

Along with your Letter of Transmittal, you are asked to submit a Substitute Form W-9. Any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer, unless such stockholder establishes that such stockholder is within the class of persons that is exempt from backup withholding.

Summary term sheet

See Section 3. Non-U.S. Holders, to establish their exemption from backup withholding, should submit an IRS Form W-8BEN. However, Non-U.S. Holders may be subject to 30% withholding regardless of whether the transfer is treated as a sale or exchange or as a distribution. See Section 14. We recommend that you consult your own tax advisor with respect to your particular situation.

Note that special tax rules will apply with respect to shares tendered through our Retirement Plan. Retirement Plan participants should refer to the “Letter to Participants in The SchwabPlan Retirement Savings and Investment Plan Holding Units of the 401(k) Equity Unit Fund” and/or the “Letter to Participants in The SchwabPlan Retirement Savings and Investment Plan Holding Units of the ESOP Equity Unit Fund.” Please consult your personal tax advisor to determine how this will apply to you.

DOES THE COMPANY INTEND TO REPURCHASE ANY SHARES OTHER THAN PURSUANT TO THE OFFER?

In addition to the purchase of shares pursuant to the Stock Purchase Agreement, we may in the future purchase additional shares in the open market, through private transactions, tender offers or otherwise. In particular, our Board of Directors has previously approved a stock repurchase program, under which during the period from January 1, 2005 to June 29, 2007, we repurchased 142 million shares of our Common Stock for approximately $2.188 billion. As of June 29, 2007, we had the remaining authority to repurchase $446 million of shares of our Common Stock. Continued purchases under this program may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten Business Days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions. See Section 2.

WILL I HAVE TO PAY ANY STOCK TRANSFER TAX IF I TENDER MY SHARES?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the Registered Holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

WHO CAN I TALK TO IF I HAVE QUESTIONS?

If you have any questions regarding the Offer, please contact D.F. King & Co., Inc., the Information Agent for the Offer or UBS Securities LLC, the Dealer Manager for the Offer. Their contact information is set forth on the back cover page of this Offer to Purchase. If a Retirement Plan participant has any questions relating to the Offer or the number of shares allocated to units they hold in the equity unit funds held in his or her plan account, the participant should contact the party set forth in the “Letter to Participants in The SchwabPlan Retirement Savings and Investment Plan Holding Units of the 401(k) Equity Unit Fund” and/or “Letter to Participants in the SchwabPlan Retirement Savings and Investment Plan Holding Units of the ESOP Equity Unit Fund” sent separately to each eligible participant in the plan.

Forward looking statements

This Offer to Purchase, including the documents incorporated by reference, contains not only historical information but also forward-looking statements. Forward-looking statements are identified by words such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may”, “estimate”, “aim”, “target”, and other similar expressions. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances are forward-looking statements.

These forward-looking statements, which reflect management’s beliefs, objectives, and expectations as of the date hereof, or in the case of any documents incorporated by reference, as of the date of those documents, are necessarily estimates based on the best judgment of our senior management. These statements relate to, among other things:

➢

our ability to service our debt, fund future dividends and capital requirements and have appropriate financial flexibility for general corporate purposes from our cash balances, anticipated cash flows from operations and borrowing capacity;

➢	our offering of debt securities in connection with our capital restructuring, including the amount, timing and terms of such issuances;

➢	the continuation of our stock repurchase program subsequent to the termination of the Offer;

➢	our ability to pursue our business strategy;

➢	the impact of changes in unrecognized tax benefits on our results of operations;

➢	the impact of changes in the likelihood of indemnification payment obligations on our results of operations;

➢	the impact of changes in estimated costs related to past restructuring initiatives on our results of operations;

➢	the impact of legal proceedings and regulatory matters;

➢	the impact of changes in the income tax benefit related to the sale of U.S. Trust Corporation;

➢	sources of liquidity, capital and level of dividends;

➢	the timing and amount of capital expenditures;

➢	target capital ratios; and

➢	the other risks and uncertainties described in this Offer to Purchase.

Achievement of the expressed beliefs, objectives and expectations described in these statements is subject to certain risks and uncertainties that could cause actual results to differ materially from the expressed beliefs, objectives, and expectations. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Offer to Purchase or, in the case of documents incorporated by reference, as of the date of those documents.

Important factors that may cause actual results to differ include, but are not limited to:

➢	unanticipated changes in the amounts of our cash balances, cash flows from our operations and/or borrowing capacity;

➢	market conditions, including the demand for new corporate debt issues;

x

Forward looking statements

➢	changes in general economic and financial market conditions;

➢	changes in interest rates;

➢	the level of our stock repurchase activity;

➢	changes in the competitive environment, including price competition and continued consolidation in the financial services industry;

➢	unanticipated adverse developments in litigation or regulatory matters;

➢	our ability to sublease certain properties;

➢	the amount of loans to our banking and brokerage clients;

➢	the timing and impact of changes in our level of investments in technology;

➢	changes in our level of personnel;

➢	potential breaches of contractual terms for which we have indemnification obligations;

➢	changes in the income tax benefit based on the results of a tax survey related to the sale of U.S. Trust Corporation;

➢	the timing and impact of the settlement of tax audits;

➢	changes in legislation or rules and regulations which affect our business; and

➢	the timing and impact of strategic transactions.

Certain of these factors, as well as general risk factors affecting us, are discussed in greater detail in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including “Item 1A – Risk Factors.”

Introduction

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our Common Stock, $0.01 par value per share (the “Common Stock”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), we are offering to purchase up to 84 million shares at a purchase price not greater than $22.50 nor less than $19.50 per share, net to the seller in cash, less any applicable withholding taxes and without interest.

The Offer will expire at 12:00 midnight, Eastern Time, on Tuesday, July 31, 2007, unless extended (such date and time, as they may be extended, the “Expiration Time”).

After the Offer expires, we will select the lowest purchase price (in $0.10 increments) within the price range specified above that will allow us to buy 84 million shares or such lesser number of shares as are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.

We will purchase only those shares properly tendered at prices at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered at prices at or below the purchase price selected by us if more than the number of shares we seek are properly tendered and not properly withdrawn. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration or conditional tender provisions to the tendering stockholders at our expense approximately five Business Days following the Expiration Time. See Section 1.

We reserve the right to purchase additional shares not to exceed 2% of our outstanding shares (or approximately 25 million shares), without amending or extending the Offer, subject to certain limitations and legal requirements. See Sections 1 and 15.

Tendering stockholders whose shares are registered in their own names and who tender directly to Wells Fargo Bank, N.A., the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as described in Instruction 9 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. Stockholders who own their shares through a bank, broker, dealer, trust company or other nominee that tenders shares on the stockholder’s behalf may be charged a fee, and should consult their banks, brokers, dealers, trust companies or other nominees to determine whether any charges will apply. Stockholders who hold their shares in a brokerage account at Charles Schwab will not be charged any fees in connection with the tender of such shares. Participants in the SchwabPlan Retirement Savings and Investment Plan, which we refer to herein as our “Retirement Plan”, whose shares are held by a trustee will not incur any fees or expenses in connection with the tender of shares allocated to units they hold in the equity unit funds in their participant accounts.

Participants in our Retirement Plan whose shares are held by a trustee may not use the Letter of Transmittal to direct the tender of the shares but instead must follow the separate instructions in the “Letter to Participants in The SchwabPlan Retirement Savings and Investment Plan Holding Units of the 401(k) Equity Unit Fund” and/or the “Letter to Participants in The SchwabPlan Retirement Savings and Investment Plan Holding Units of the ESOP Equity Unit Fund” to tender some or all of the shares allocated to units they hold in the equity unit funds in their participant accounts. If a participant’s instructions are not received by 4:00 pm, Eastern Time, on Friday, July 27, 2007, or if we extend the

Introduction

Offer, before 4:00 pm, Eastern Time, on the day which is two Business Days (as defined below) prior to the expiration of the Offer, as extended, the trustee will not tender shares allocated to the participant’s account. See Section 3.

In addition, holders of vested stock options may exercise their stock options and tender some or all of the shares received upon such exercise, but must exercise the stock options sufficiently in advance of the Expiration Time to receive their shares in order to participate in the Offer.

The Offer is not conditioned upon any minimum number of shares being tendered, but is subject to certain conditions. See Section 7.

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary is making any recommendation to you as to whether you should tender or refrain from tendering your shares. We have not authorized any person to make any such recommendation. You must make your own decision as to these matters. In so doing, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and should discuss whether to participate in the Offer with your financial or tax advisor. See Section 2.

On July 2, 2007, we entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Charles R. Schwab, our Chairman and Chief Executive Officer and our largest stockholder, and with certain additional stockholders whose shares Mr. Schwab is deemed to beneficially own. Under the Stock Purchase Agreement, Mr. Schwab and the other stockholders who are parties to the agreement have agreed not to participate in the Offer, and instead, have agreed to sell, and we have agreed to purchase, 18 million shares (which will be proportionately increased or decreased if the number of shares purchased in the Offer is higher or lower than the number of shares that we are currently offering to purchase). The number of shares to be repurchased is calculated to result in Mr. Schwab maintaining the same beneficial ownership interest in the Company’s outstanding Common Stock that he currently has (approximately 18%) and does not take into consideration Mr. Schwab’s outstanding options to acquire stock. The purchase price under the Stock Purchase Agreement will be the same price per share as is determined and paid in the Offer and will be paid on the 11th Business Day following the Expiration Time. In addition, because Mr. Schwab and the other stockholders who are parties to the agreement will not be participating in the Offer, they will not be making bids in the Offer that could influence the determination of the purchase price for the shares. See Section 11.

None of our other directors and executive officers intends to tender any of their shares in the Offer, except for Stephen T. McLin, a director, who intends to tender 25,000 shares. As a result, the Offer will increase the proportional holdings of our directors and executive officers, other than Mr. Schwab and Mr. McLin. Our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer.

Any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer, unless such stockholder establishes that such stockholder is within the class of persons that is exempt from backup withholding (including certain foreign individuals). See Section 3. See also Section 14 of this Offer to Purchase regarding material U.S. federal income tax consequences of a sale of shares under the Offer.

Introduction

We will pay the fees and expenses of UBS Securities LLC, the Dealer Manager, D.F. King & Co., Inc., the Information Agent, and Wells Fargo Bank, N.A., the Depositary, incurred in connection with this Offer. See Section 16.

Assuming that 84 million shares are purchased in the Offer at a maximum purchase price of $22.50 per share, the aggregate purchase price will be approximately $1.9 billion. We anticipate that we will pay for the shares tendered in the Offer, the shares purchased pursuant to the Stock Purchase Agreement, and all expenses applicable to the Offer from the approximately $2.7 billion of after-tax proceeds realized from the sale of our subsidiary, U.S. Trust Corporation, which closed on July 1, 2007. See Section 9.

The purchase of shares pursuant to the Offer is part of the plan we announced on July 2, 2007 to return up to approximately $3.5 billion of capital to our stockholders. As part of the plan, our Board of Directors declared a special cash dividend of $1.00 per share, or approximately $1.2 billion in the aggregate, payable on August 24, 2007, subject to applicable legal requirements, to all stockholders of record as of the close of business on July 24, 2007. If you are a stockholder of record of the Company as of the close of business on July 24, 2007, you will have the right to receive the special dividend even if you choose to tender your shares in the Offer and regardless of whether you tender them before or after July 24, 2007. In addition to paying the special cash dividend, we will adjust the exercise price and the number of shares subject to all of the outstanding stock options (vested and unvested) held by our employees and directors to reflect the change in the value of our Common Stock after the dividend is paid and to maintain essentially the same value for the stock options pre- and post-dividend. See Section 2. Our Board of Directors also declared on July 2, 2007, our regular quarterly cash dividend of $0.05 per share, payable on August 24, 2007, subject to applicable legal requirements, to all stockholders of record as of the close of business on July 24, 2007.

As of June 29, 2007, there were 1,252,454,625 shares of our Common Stock issued and outstanding. The 84 million shares that we are offering to purchase in the Offer and the 18 million shares to be purchased under the Stock Purchase Agreement represent in the aggregate approximately 8% of the total number of outstanding shares of our Common Stock as of June 29, 2007. Our Common Stock is listed and traded on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “SCHW.” On June 29, 2007, the last full trading day before the announcement of the Offer, the last reported sales price of our Common Stock on NASDAQ was $20.52 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what price or prices to tender your shares. See Section 8.

This Offer to Purchase and the related Letter of Transmittal contain important information that you should read and evaluate carefully before you make any decision regarding the Offer.

The tender offer

1.	NUMBER OF SHARES; EXPIRATION TIME; PRORATION; PRIORITY OF PURCHASES

General. Upon the terms and subject to the conditions of the Offer, we will purchase up to 84 million shares of our Common Stock, or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a purchase price not greater than $22.50 nor less than $19.50 per share, net to the seller in cash, less any applicable withholding taxes and without interest.

The term “Expiration Time” means 12:00 midnight, Eastern Time, on Tuesday, July 31, 2007, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Securities and Exchange Commission (the “Commission” or the “SEC”), we may purchase additional shares not to exceed 2% of our outstanding shares (or approximately 25 million shares), without amending or extending the Offer, subject to certain limitations and legal requirements. See Section 15.

In the event of an over-subscription of the Offer as described below, shares tendered at prices at or below the purchase price selected by us will be subject to proration, except for “odd lots” and shares conditionally tendered as to which the tender condition was not satisfied. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

➢	make any change to the price range at which we are offering to purchase shares in the Offer;

➢	increase the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares (or approximately 25 million shares); or

➢	decrease the number of shares being sought in the Offer; and

the Expiration Time is less than ten Business Days from, and including, the date on which notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended as necessary so that there are ten Business Days until the Expiration Time. For the purposes of the Offer, a “Business Day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 am through 12:00 midnight, Eastern Time.

The Offer is not conditioned on any minimum number of shares being tendered, but is subject to other conditions. See Section 7.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices (in $0.10 increments), not higher than $22.50 nor less than $19.50 per share, at which they are willing to sell their shares to us under the Offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price, and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn from the Offer, which could result in the tendering stockholder receiving the minimum price of $19.50 per share. A portion of the price range for the Offer is below the closing price of $20.52 per share on June 29, 2007, the last full trading day before we announced our intention to make the Offer. See Section 8 for recent market prices for the shares.

The tender offer

Promptly following the Expiration Time, we will select the lowest purchase price (in $0.10 increments) within the price range specified above that will allow us to buy 84 million shares or such lesser number of shares as are properly tendered and not properly withdrawn. Once the purchase price has been determined, we intend to disclose the price promptly in a manner calculated to inform stockholders of this information, including by issuing a press release through PR Newswire or a comparable service and filing an amendment to our statement on Schedule TO reporting such information.

All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price selected by us and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provision described in this Offer to Purchase, we may not purchase all of the shares tendered even if stockholders tendered at prices at or below the purchase price selected by us if more than the number of shares we seek are properly tendered and not properly withdrawn. We will return shares tendered or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility (as defined below) from which the transfer had previously been made, at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense approximately five Business Days following the Expiration Time. Stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. See Instruction 5 to the Letter of Transmittal. Stockholders can also specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 84 million shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price selected by us.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 84 million shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on the basis described below:

➢	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

➢

tenders all shares owned beneficially of record by the Odd Lot Holder at prices at or below the purchase price selected by us (tenders of fewer than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

➢	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

➢

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price selected by us, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

➢	Third, if necessary to permit us to purchase 84 million shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (as to which the

The tender offer

condition was not initially satisfied) at prices at or below the purchase price selected by us, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the purchase price selected by us. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even if they are tendered at prices at or below the purchase price selected by us.

Odd Lots. The term “odd lots” means all shares properly tendered prior to the Expiration Time and not properly withdrawn by any person (an “Odd Lot Holder”) who owned beneficially or of record fewer than 100 shares as so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the priority preference for odd lot shares, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3, at a price at or below the purchase price selected by us. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. This preference is also not available to participants who hold fewer than 100 shares in our Retirement Plan with respect to the shares allocated to units they hold in the equity unit funds in their plan accounts. By tendering shares in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders his or her shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts that otherwise might be incurred in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of the holder’s shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares, other than Odd Lot Holders and shares conditionally tendered for which the condition was not met, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders and shares conditionally tendered for which the condition was not met, at prices at or below the purchase price selected by us. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately five Business Days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income tax consequences to that stockholder and therefore may be relevant to a stockholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such stockholder.

The tender offer

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

If you are a participant in our Retirement Plan, you should be aware that the plan is prohibited from selling shares to us for a price less than the prevailing market price. Accordingly, if you elect to tender under this plan, and the last-sale-eligible-trade price of our Common Stock on NASDAQ on July 27, 2007 is more than the price at which you tendered shares, your shares will not be eligible for the Offer, and your tender of plan shares automatically will be withdrawn.

2.	PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER; OTHER PLANS.

Purpose of the Tender Offer. The purchase of shares pursuant to the Offer is part of the plan we announced on July 2, 2007 to return up to approximately $3.5 billion of capital to our stockholders. As a part of our plan, our Board of Directors declared a special cash dividend of $1.00 per share, or approximately $1.2 billion in the aggregate, payable on August 24, 2007, subject to applicable legal requirements, to all stockholders of record as of the close of business on July 24, 2007.

Assuming that 84 million shares are purchased in the Offer and 18 million shares are purchased pursuant to the Stock Purchase Agreement, all at the maximum purchase price of $22.50 per share, the aggregate purchase price will be approximately $1.9 billion and $400 million, respectively. We anticipate that we will pay for the shares tendered in the Offer, the shares purchased pursuant to the Stock Purchase Agreement and all expenses applicable to the Offer from the approximately $2.7 billion of after-tax proceeds realized from the sale of our subsidiary, U.S. Trust Corporation, which closed on July 1, 2007.

Our management and Board of Directors have reviewed alternatives for using the after-tax proceeds realized from the sale of U.S. Trust Corporation and our other available liquid financial resources. They have also evaluated our capital structure, financial position, dividend policy, operations, strategic plan, the anticipated cost and availability of financing, the recent market prices of our Common Stock and our expectations for the future and believe that the Offer, the purchase of shares pursuant to the Stock Purchase Agreement and the special cash dividend are prudent uses of our financial resources and efficient means to return capital to our stockholders. After we complete the Offer, purchase the shares pursuant to the Stock Purchase Agreement and pay the special cash dividend, we anticipate that our cash balances, anticipated cash flows from operations and borrowing capacity will allow us to service our debt, fund future dividends and the capital requirements for improving our operations, and provide appropriate financial flexibility for general corporate purposes. However, actual experience may differ significantly from our expectations. See “Forward Looking Statements.”

We believe that the Offer described herein represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment. If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interests in us and in our future operations. The Offer also provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and without the usual transaction costs associated with market sales, although stockholders who own shares through a bank, broker, dealer, trust company or other nominee that tenders shares on the stockholder’s behalf may be charged a fee. Stockholders who hold their shares in a brokerage account at Charles Schwab will not be charged

The tender offer

any fees in connection with the tender of such shares. In addition, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid any odd lot discounts that might apply to sales of the shares.

The Offer and special dividend are consistent with our history of returning capital to our stockholders. We regularly pay Common Stock cash dividends to our stockholders. Since our initial dividend in 1989, we have paid 73 consecutive quarterly dividends. On July 2, 2007, our Board of Directors declared our regular quarterly cash dividend of $0.05 per share, payable on August 24, 2007, subject to applicable legal requirements, to all stockholders of record as of the close of business on July 24, 2007. We also have a history of repurchasing shares from time to time as a means of increasing stockholder value. During the period from January 1, 2005 to June 29, 2007, we repurchased 142 million shares of our Common Stock for approximately $2.188 billion. As of June 29, 2007, we had the remaining authority to repurchase $446 million of shares of our Common Stock. Our stock repurchase program does not include any shares purchased pursuant to the Offer.

Depending on the results of, and prospects for, our business, prevailing economic and market conditions and the market price of our shares, we currently intend to continue our stock repurchase program subsequent to the termination of the Offer, regardless of the number of shares we purchase in the Offer. These purchases may be made at management’s discretion, and on the same terms or on terms and prices that are more or less favorable to stockholders than the Offer. In accordance with Rule 13e-4(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no such purchases will be made by us during the pendency of the Offer and for at least 10 Business Days following termination of the Offer.

Our Board of Directors has approved the Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares. We have not authorized any person to make any such recommendation. Stockholders should carefully evaluate all information in the Offer. Stockholders are also urged to consult their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions as to these matters. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Certain Effects of the Offer. Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration may realize a proportionate increase in their relative equity interest in the Company and will bear the attendant risks associated with owning our Common Stock, including risks resulting from our purchase of shares in the Offer. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. For example, we expect to issue additional shares and equity interests pursuant to our equity incentive plans, long-term incentive plan and employee stock purchase plans. Stockholders may be able to sell non-tendered shares in the future on NASDAQ or otherwise, at a net price significantly higher or lower than the purchase price paid by us in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in the Offer.

Shares we acquire pursuant to the Offer will be held as treasury stock and will be available for us to issue without further stockholder action (except as required by applicable law or the rules of NASDAQ) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

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The Offer may reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and may reduce the number of our stockholders.

On July 2, 2007, we entered into the Stock Purchase Agreement with Charles R. Schwab and with certain additional stockholders whose shares Mr. Schwab is deemed to beneficially own. Under the Stock Purchase Agreement, Mr. Schwab and the other stockholders who are parties to the agreement have agreed not to participate in the Offer, and instead, have agreed to sell, and we have agreed to purchase, 18 million shares (which will be proportionately increased or decreased if the number of shares purchased in the Offer is higher or lower than the number of shares that we are currently offering to purchase). The number of shares to be repurchased is calculated to result in Mr. Schwab maintaining the same beneficial ownership interest in the Company’s outstanding Common Stock that he currently has (approximately 18%) and does not take into consideration Mr. Schwab’s outstanding options to acquire stock. The purchase price under the Stock Purchase Agreement will be the same price per share as is determined and paid in the Offer and will be paid on the 11th Business Day following the Expiration Time. In addition, because Mr. Schwab and the other stockholders who are parties to the agreement will not be participating in the Offer, they will not be making bids in the Offer that could influence the determination of the purchase price for the shares. See Section 11.

None of our other directors and executive officers intends to tender any of their shares in the Offer, except for Stephen T. McLin who intends to tender 25,000 shares. As a result, the Offer will increase the proportional holdings of our directors and executive officers, other than Mr. Schwab and Mr. McLin. Our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer.

Other Plans. Except as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

➢	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

➢	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

➢	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

➢

any change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the Board of Directors (except that we may fill vacancies arising on the Board of Directors in the future) or to change any material term of the employment contract of any executive officer;

➢	any class of our equity securities ceasing to be authorized to be quoted on NASDAQ;

➢	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

➢	the suspension of our obligation to file reports under the Exchange Act;

➢	the acquisition or disposition by any person of our securities; or

➢	any changes in our charter or by-laws that could impede the acquisition of control of us.

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Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we regularly consider alternatives to enhance stockholder value, including open market repurchases of our shares, strategic acquisitions and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. We have a history of repurchasing shares from time to time as a means of increasing stockholder value. We currently intend to continue our current stock repurchase program subsequent to the consummation of the Offer. We also regularly pay Common Stock cash dividends to our stockholders. Other alternatives to enhance stockholder value that we have considered or may consider in the future include strategic acquisitions and business combinations. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions in respect of any such alternatives have been reached and there can be no assurance that we will decide to undertake any such alternatives.

3.	PROCEDURES FOR TENDERING SHARES

Proper Tender of Shares. For a stockholder to make a proper tender of shares under the Offer, the Depositary must receive, at one of its addresses set forth on the back cover page of this Offer to Purchase and prior to the Expiration Time:

➢

a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “—Book-Entry Transfer” below), and any other required documents; and

➢

either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer described below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below).

In the alternative, the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures described below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the applicable deadline.

Participants in our Retirement Plan whose shares are held by a trustee may not use the Letter of Transmittal to direct the tender of shares allocated to units they hold in the equity unit funds in their accounts under the plan but instead must follow the instructions in the “Letter to Participants in The SchwabPlan Retirement Savings and Investment Plan Holding Units of the 401(k) Equity Unit Fund” and/or the “Letter to Participants in The SchwabPlan Retirement Savings and Investment Plan Holding Units of the ESOP Equity Unit Fund” sent separately to each eligible participant in the plan. These instructions require that a plan participant who wishes to tender shares under the plan complete the Direction Form as directed in the letter. For administrative reasons, the deadline for submitting Direction Forms will be 4:00 pm, Eastern Time, on Friday, July 27, 2007, unless we extend the Offer, in which case you may submit your Direction Form until 4:00 pm, Eastern Time, on the day which is two Business Days prior to the expiration of the Offer, as extended.

Our Retirement Plan is prohibited by law from selling shares to us for a price that is less than the prevailing market price of our Common Stock. Accordingly, if you elect to tender shares allocated to your account under this plan, and the last-sale-eligible-trade price of our Common Stock on NASDAQ on July 27, 2007 is more than the price at which you tendered shares allocated to units you hold in the equity unit funds, your shares will not be eligible for the Offer, and your tender of plan shares automatically will be withdrawn.

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The proceeds received by our Retirement Plan from any tender of plan shares will remain in the Retirement Plan and may be withdrawn only in accordance with the terms of the plan.

All documents furnished to stockholders generally in connection with the Offer will be made available to our Retirement Plan participants. Our Retirement Plan participants are urged to read the separate “Letter to Participants in The SchwabPlan Retirement Savings and Investment Plan Holding Units of the 401(k) Equity Unit Fund” and/or the “Letter to Participants in the SchwabPlan Retirement Savings and Investment Plan Holding Units of the ESOP Equity Unit Fund” and related materials carefully. This letter and Section 14 of this Offer to Purchase contain additional information regarding the tax rules that will apply with respect to shares tendered from a participant’s plan account.

Holders of vested stock options may exercise their stock options in accordance with the terms of the equity plan under which they were granted and may tender all or some of the shares received upon such exercise in accordance with the Offer. Holders of vested stock options must exercise them sufficiently in advance of the Expiration Time to receive the shares in order to participate in the Offer. An exercise of a stock option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

The proper tender of shares by you pursuant to one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the Offer must either (i) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer”, in which case you will be deemed to have tendered your shares at the minimum price of $19.50 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $19.50 PER SHARE) or (ii) check one of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder” A tender of shares will be proper only if one of these boxes is checked on the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that their shares will be purchased in the Offer, they should check the box in the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer.” For purposes of determining the purchase price, those shares that are tendered by stockholders agreeing to accept the purchase price determined in the Offer will be deemed to be tendered at the minimum price of $19.50 per share. You should understand that this election may lower the purchase price paid for all purchased shares in the Offer and could result in your shares being purchased at the minimum price of $19.50 per share. A portion of the price range for the Offer is below the closing price of $20.52 per share on June 29, 2007, the last full day of trading before we announced our intention to make the Offer. See Section 8 for recent market prices for the shares.

If tendering stockholders wish to indicate a specific price (in $0.10 increments) at which their shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder.” Tendering stockholders should be aware that this election will mean that none of their shares will be purchased if the price selected by the stockholder is higher than the purchase price we eventually select after the Expiration Time.

A stockholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered

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(unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Stockholders who tendered at multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures described in Section 4 to withdraw their multiple tenders.

Stockholders may tender shares subject to the condition that all, or a specified minimum number of shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to determine the minimum number of shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6.

We urge stockholders who hold shares through brokers or banks to consult their brokers or banks to determine whether transaction costs are applicable if they tender shares through their brokers or banks and not directly to the Depositary. Stockholders who hold their shares in a brokerage account at Charles Schwab will not be charged any fees in connection with the tender of such shares. Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two Business Days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of shares by causing the Book-Entry Transfer Facility to transfer those shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to herein as a “book-entry confirmation.” Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

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Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

➢

the “Registered Holder(s)” (as defined below) of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

➢	those shares are tendered for the account of an “Eligible Institution” (as defined below).

For purposes hereof, a “Registered Holder” of tendered shares will include any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of those shares, and an “Eligible Institution” is a “financial institution”, which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an Eligible Institution. See Instructions 1, 8 and 11 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the Registered Holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the Registered Holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1, 8 and 11 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, you can still tender your shares if all the following conditions are met:

➢	your tender is made by or through an Eligible Institution;

➢	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

➢

the Depositary receives, at one of its addresses set forth on the back cover page of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the Book-Entry Transfer Facility, together with either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and all other required documents.

For these purposes, a “trading day” is any day on which NASDAQ is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

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Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares approximately five Business Days after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (i) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery described herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. We reserve the absolute right prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the Offer must be withheld and remitted to the Internal Revenue Service (“IRS”) unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary or

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other payor and certifies under penalties of perjury that this number is correct or otherwise establishes an exemption. If the Depositary or other payor is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding tax, unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. If backup withholding results in the overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain stockholders (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 14)) are not subject to these backup withholding rules. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, attesting to that stockholder’s non-U.S. status. The applicable form can be obtained from the Depositary at the address and telephone number set forth in the back cover page of this Offer to Purchase. See Instructions 14 and 15 of the Letter of Transmittal.

Stockholders are urged to consult their own tax advisors regarding possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

For a discussion of U.S. federal income tax consequences to tendering stockholders, see Section 14.

Withholding For Non-U.S. Holders. A payment made to a Non-U.S. Holder pursuant to the Offer will be subject to U.S. federal income and withholding tax unless the Non-U.S. Holder clearly meets the “complete termination”, “substantially disproportionate”, or “not essentially equivalent to a dividend” test described in Section 14. If a Non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer. Such U.S. broker or other nominee may withhold or require certifications in this regard. Non-U.S. Holders tendering shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will apply to them. Notwithstanding the foregoing, even if a Non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before any payment is made, the Depositary has advised us that it will withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is properly exempt from U.S. federal gross income tax under the “complete termination”, “substantially disproportionate”, or “not essentially equivalent to a dividend” test. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor form). A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a U.S. Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income.

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A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete termination”, “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the applicable refund procedures.

Tax Withholding for Participants in our Retirement Plan. No withholding tax will be applied with respect to shares tendered through our Retirement Plan. Please refer to the “Letter to Participants in The SchwabPlan Retirement Savings and Investment Plan Holding Units of the 401(k) Equity Unit Fund” and/or the “Letter to Participants in The SchwabPlan Retirement Savings and Investment Plan Holding Units of the ESOP Equity Unit Fund” for a discussion of the tax rules applicable to plan participants.

Lost Certificates. If the share certificates which a Registered Holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary’s Lost Securities Department at (800) 468-9716. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

4.	WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 4, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures described below at any time prior to the Expiration Time for all shares except those subject to our Retirement Plan, as more particularly described below. You may also withdraw your previously tendered shares at any time after 12:00 midnight, Eastern Time, on Tuesday, August 28, 2007, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must:

➢

be received in a timely manner by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase or for eligible institutions only, at the Depositary’s facsimile number at (651) 450-2452 (to confirm receipt contact the Depositary at (800) 468-9716); and

➢

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the Registered Holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of those certificates, the tendering stockholder must also submit the serial numbers shown on those certificates to the Depositary and, unless an Eligible Institution has tendered those shares, an Eligible Institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

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If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

Participants in our Retirement Plan who wish to withdraw their shares must follow the instructions found in the “Letter to Participants in The SchwabPlan Retirement Savings and Investment Plan Holding Units of the 401(k) Equity Unit Fund” and/or the “Letter to Participants in the SchwabPlan Retirement Savings and Investment Plan Holding Units of the ESOP Equity Unit Fund” sent separately to each eligible participant in the plan. For administrative reasons, the deadline for our Retirement Plan participants to withdraw their shares allocated to units they hold in the equity unit funds under the plan will be 4:00 pm, Eastern Time, on Friday, July 27, 2007, unless we extend the Offer, in which case participants may withdraw the tender of shares until 4:00 pm, Eastern Time, on the day which is two Business Days prior to the expiration of the Offer, as extended.

5.	PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will determine a single per share purchase price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of shares tendered and the prices specified by tendering stockholders, and subject to certain limitations and legal requirements, accept for payment and pay the purchase price for (and thereby purchase) up to 84 million shares (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn before the Expiration Time.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Offer, shares that are properly tendered at prices at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

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Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price determined in the Offer for all of the shares accepted for payment pursuant to the Offer approximately five Business Days after the Expiration Time, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

➢	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the Book-Entry Transfer Facility,

➢	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message, and

➢	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until approximately five Business Days after the Expiration Time. Certificates for all shares tendered and not purchased, including shares tendered at prices in excess of the purchase price selected by us and shares not purchased due to proration or conditional tender will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering stockholder at our expense approximately five Business Days after the Expiration Time or termination of the Offer.

If you are a participant in our Retirement Plan, you should be aware that the plan is prohibited from selling shares to us for a price less than the prevailing market price of our Common Stock. Accordingly, if you elect to tender the shares allocated to units you hold in the equity unit funds under this plan, and the last-sale-eligible-trade price of our Common Stock on NASDAQ on July 27, 2007 is more than the price at which you tendered shares allocated to your account, your shares will not be eligible for the Offer, and your tender of plan shares automatically will be withdrawn.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase any shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the Registered Holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the Registered Holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 9 of the Letter of Transmittal.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary (or other payor) the Substitute Form W-9 included with the Letter of Transmittal or, in the case of a

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Non-U.S. Holder (as defined in Section 14), an IRS Form W-8BEN (or other applicable IRS Form or suitable substitute forms), may be subject to required U.S. federal backup withholding tax of 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. Also see Section 14 regarding U.S. federal income tax consequences for non-U.S. stockholders.

6.	CONDITIONAL TENDER OF SHARES

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares properly tendered at prices at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have shares that are sold pursuant to the Offer treated as a sale or exchange of such shares by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any such shares so tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases. Notwithstanding the general discussion contained in this Section 6, conditional tenders are not permissible with respect to the tender of shares under our Retirement Plan.

Any tendering stockholder wishing to make a conditional tender must appropriately indicate the minimum number of shares that must be purchased if any such shares are to be purchased. After the Offer expires, if more than 84 million shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder that has made a conditional tender below the minimum number specified, the tender of that stockholder will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense approximately five Business Days after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, and not properly withdrawn, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 84 million (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 84 million shares (or such greater number of shares as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

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7.	CONDITIONS OF THE TENDER OFFER

Notwithstanding any other provision of the Offer (but subject to the provisions of Section 15), we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act (which requires that the issuer making the tender offer either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time on or after July 3, 2007 and prior to the Expiration Time (whether any shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than conditions that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:

➢	there has occurred:

➢	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

➢

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

➢	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

➢	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

➢

a decrease of more than 10% in the market price for the shares of our Common Stock or in the Dow Jones Industrial Average, the NASDAQ Composite Index or the S&P 500 Composite Index since the commencement of the Offer;

➢

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in our shares;

➢	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

➢

any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, or results of operations of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, has or is reasonably likely to have a material adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or has or is reasonably likely to have a material adverse effect on the value of the shares; or

➢

legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates;

➢

there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

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➢

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the Offer;

➢

seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

➢

in our reasonable judgment, could materially and adversely affect the business, financial condition, income, operations of us or any of our subsidiaries or affiliates, taken as a whole, or otherwise materially impair our ability to purchase some or all of the shares pursuant to the Offer;

➢

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

➢	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

➢	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

➢

otherwise could reasonably be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

➢

a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

➢	we learn that:

➢

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before July 3, 2007); or

➢

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before July 3, 2007 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares;

➢

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

➢

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer, and of which we have been notified after the date of the Offer, has not been obtained on terms satisfactory to us in our reasonable discretion; or

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➢	we determine that the consummation of the Offer and the purchase of the shares are reasonably likely to:

➢	cause the shares of our Common Stock to be held of record by less than 300 persons; or

➢	cause the shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters.

8.	PRICE RANGE OF THE SHARES

The shares are traded on the NASDAQ Global Select Market under the symbol “SCHW.” The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by NASDAQ based on published financial sources.

	High	Low
Year Ended December 31, 2005:
First Quarter	$11.66	$10.01
Second Quarter	$11.83	$9.87
Third Quarter	$14.50	$11.33
Fourth Quarter	$16.00	$13.04
Year Ended December 31, 2006:
First Quarter	$18.13	$14.43
Second Quarter	$18.45	$14.55
Third Quarter	$17.91	$14.26
Fourth Quarter	$19.36	$16.64
Year Ending December 31, 2007:
First Quarter	$20.86	$17.52
Second Quarter	$23.02	$18.22

On June 29, 2007, the last full trading day before we announced our intention to make the Offer, the last reported sales price of the shares reported by NASDAQ was $20.52 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether and at which price or prices to tender their shares.

9.	SOURCE AND AMOUNT OF FUNDS

Assuming that 84 million shares are purchased in the Offer at a maximum purchase price of $22.50 per share, the aggregate purchase price will be approximately $1.9 billion. We anticipate that we will pay for the shares tendered in the Offer, the shares purchased pursuant to the Stock Purchase Agreement, and all expenses applicable to the Offer from the approximately $2.7 billion of after-tax proceeds realized from the sale of our subsidiary, U.S. Trust Corporation, which closed on July 1, 2007. See Section 10 for more information about the sale of U.S. Trust Corporation.

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10.	CERTAIN INFORMATION CONCERNING THE COMPANY

General Corporate Overview. We were incorporated in 1986 and are headquartered in San Francisco, California. We engage, through our subsidiaries (primarily located in San Francisco except as indicated below), in securities brokerage, banking, and related financial services. At May 31, 2007, the Company had approximately $1.4 trillion in client assets, 6.9 million active brokerage accounts, 1.1 million retirement plan participants, and 165,000 banking accounts. Our subsidiaries include: Charles Schwab & Co., Inc. (Schwab), which was incorporated in 1971, is a securities broker-dealer with more than 300 domestic branch offices in 45 states and a branch in each of the Commonwealth of Puerto Rico and London, U.K., and serves clients in Hong Kong through one of our other subsidiaries; Charles Schwab Bank, N.A., which commenced operations in 2003, is a retail bank located in Reno, Nevada; Charles Schwab Investment Management, Inc. is the investment advisor for Schwab’s proprietary mutual funds, which are referred to as the Schwab Funds®; CyberTrader, Inc., which was acquired in 2000, is located in Austin, Texas, and is an electronic trading technology and brokerage firm providing services to highly active, online traders; and The Charles Schwab Trust Company, which serves as trustee or custodian for employee benefit plans, primarily 401(k) plans.

On July 1, 2007, we sold to Bank of America Corporation all of the outstanding stock of our wealth management subsidiary, U.S. Trust Corporation, for approximately $3.3 billion in cash. The after-tax cash proceeds from this sale were approximately $2.7 billion.

On March 31, 2007, we completed our acquisition of The 401(k) Companies, Inc., which offers defined contribution plan services, for $115 million in cash.

As of March 31, 2007, we had full-time, part-time and temporary employees, and persons employed on a contract basis that represented the equivalent of approximately 13,000 full-time employees.

Capital Restructuring. On July 2, 2007, we announced our plan to return up to approximately $3.5 billion of capital to our stockholders. In addition to the approval of the purchase of approximately $1.9 billion of shares in the Offer and $400 million of shares under the Stock Purchase Agreement, our Board of Directors declared a special cash dividend of $1.00 per share, or approximately $1.2 billion in the aggregate, payable on August 24, 2007, subject to applicable legal requirements, to all stockholders of record as of the close of business on July 24, 2007. We also announced plans for a public offering of up to $750 million of securities, expected to consist of a combination of medium-term notes and enhanced trust preferred securities on the terms described below.

➢

Medium-Term Notes. The medium-term notes will be issued under an Indenture between us and The Bank of New York, as Trustee. The maturity date of the medium-term notes will be determined prior to their issuance. They will be senior unsecured obligations and will rank senior in right of payment to all of our existing and future indebtedness that is subordinated to the senior unsecured notes and will rank pari passu in right of payment with all of our other existing and future senior unsecured indebtedness, subject to statutory exceptions in the event of liquidation upon insolvency. The medium-term notes will bear interest at a rate to be determined prior to the issuance of the medium-term notes based on the market rates for comparable securities of similar maturities at that time.

➢

Enhanced Trust Preferred Securities. The enhanced trust preferred securities are expected to be issued in an underwritten public offering by Schwab Capital Trust I, a Delaware statutory business trust. All of the common securities of the trust will be owned by us. The proceeds from the sale of the enhanced trust preferred securities will be used by the trust to purchase a series of junior subordinated notes issued by us, which will be the only assets of the trust. Cash payments received by the trust on the junior subordinated notes will be distributed to the holders of the preferred and common securities of

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the trust and will be the sole source of payment on the enhanced trust preferred securities. We will guarantee the payment of distributions and other amounts payable on the enhanced trust preferred securities, but only to the extent that the trust has funds available to make those payments. The junior subordinated notes will be unsecured and will be subordinated to all debt other than trade debt and debt that by its terms ranks pari passu with or junior to the junior subordinated notes. The maturity and interest rate of the junior subordinated notes will be determined prior to issuance.

This is not an offer to sell or a solicitation of an offer to buy the enhanced trust preferred securities or the medium-term notes. The proposed offer and sale of the enhanced trust preferred securities and the medium-term notes may be made only pursuant to supplements to prospectuses contained in shelf registration statements declared effective by the SEC. The foregoing summary of the proposed terms of the enhanced trust preferred securities and the medium-term notes does not contain all information about them that may be important to you and is subject to the preparation, negotiation and completion of definitive documents. Moreover, the timing and amount of the Offering may be affected by market conditions, including the demand for new corporate debt issues. The specific terms of the enhanced trust preferred securities and the medium-term notes will be described in one or more prospectus supplements or pricing supplements to be filed with the SEC. Copies of the registration statements may be obtained from us or from the SEC free of charge in the same manner as described below.

Selected Unaudited Historical and Pro Forma Financial Information. Set forth below is condensed consolidated historical financial information of the Company and its subsidiaries. The historical financial information for the year ended December 31, 2006 was derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “ Company’s 2006 Annual Report”), and other information contained in the Company’s 2006 Annual Report. The historical financial information as of and for the three months ended March 31, 2007 was derived from the unaudited consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2007 (the “Company’s First Quarter 2007 Quarterly Report”). The selected historical financial data and the pro forma financial information should be read in conjunction with our historical financial statements included in the Company’s 2006 Annual Report and the Company’s First Quarter 2007 Quarterly Report, which have been filed with the SEC (copies of which may be obtained as set forth below under “Where You Can Find More Information”) and are incorporated by reference into this Offer to Purchase.

The unaudited pro forma balance sheet assumes the following as of March 31, 2007: (i) the purchase of 84 million shares in the Offer and 18 million shares under the Stock Purchase Agreement at the maximum purchase price of $22.50 per share for an aggregate purchase price of approximately $2.3 billion, (ii) the payment of a special one-time cash dividend of approximately $1.2 billion, (iii) the approximately $2.7 billion of after-tax proceeds and related after-tax gain of approximately $1.2 billion realized from the sale of U.S. Trust Corporation, (iv) the issuance of up to $750 million of securities, consisting of a combination of medium-term notes and enhanced trust preferred securities, and (v) related fees and income tax liabilities.

The unaudited pro forma statement of income reflects the assumed increase in interest expense and related income tax benefit assuming the issuance of $750 million of medium-term notes and enhanced trust preferred securities and the reduction in outstanding shares as a result of the purchase of 84 million shares in the Offer and 18 million shares from Mr. Schwab under the Stock Purchase Agreement as if the transactions had occurred on January 1, 2006.

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The unaudited pro forma financial information is intended for information purposes only and does not purport to represent what our results of operations and financial condition would have been had the transactions described above actually occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date. Such information has been prepared based upon currently available information and assumptions we believe are reasonable. Such currently available information and assumptions may prove to be inaccurate over time.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In millions, except per share amounts) (Unaudited)
	Year Ended December 31, 2006				Three-months Ended March 31, 2007
	As Reported	Adjustments		Pro forma	As Reported	Adjustments		Pro forma

Net Revenues
Asset management and administration fees	$1,945			$1,945	$534			$534
Interest revenue	2,113			2,113	551			551
Interest expense	(679)	(52)	a	(731)	(167)	(13)	a	(180)

Net interest revenue	1,434	(52)		1,382	384	(13)		371
Trading revenue	785			785	202			202
Other	145			145	33			33

Total net revenues	4,309	(52)		4,257	1,153	(13)		1,140

Expenses Excluding Interest
Compensation and benefits	1,619			1,619	430			430
Professional services	285			285	74			74
Occupancy and equipment	260			260	68			68
Advertising and market development	189			189	66			66
Communications	180			180	49			49
Depreciation and amortization	157			157	39			39
Other	143			143	36			36

Total expenses excluding interest	2,833			2,833	762			762

Income from continuing operations before taxes on income	1,476	(52)		1,424	391	(13)		378
Taxes on income	(585)	21	b	(564)	(155)	5	b	(150)

Income from continuing operations	891	(31)		860	236	(8)		228

Weighted-Average Common Shares Outstanding — Basic	1,270	(102)	c	1,168	1,251	(102)	c	1,149
Weighted-Average Common Shares Outstanding — Diluted	1,286	(102)	c	1,184	1,266	(102)	c	1,164

Earnings Per Share — Basic
Income from continuing operations	$.70			$.74	$.19			$.20
Earnings Per Share — Diluted
Income from continuing operations	$.69			$.73	$.19			$.20

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CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except per share amounts) (Unaudited)
	March 31, 2007
	As Reported	Adjustments		Pro forma

Assets
Cash and cash equivalents	$3,257	$736	d	$3,993
Cash and investments segregated and on deposit for federal or other regulatory purposes	10,542			10,542
Securities owned	6,812			6,812
Receivables from brokers, dealers, and clearing organizations	694			694
Receivables from brokerage clients — net	10,800			10,800
Loans to banking clients — net	2,437			2,437
Loans held for sale	44			44
Equipment, office facilities, and property — net	606			606
Goodwill	523			523
Deferred tax assets	377	(205)	e	172
Other assets	522			522
Assets retained from discontinued operations	747			747
Assets of discontinued operations	9,917	(9,917)	f	-

Total	$47,278	$(9,386)		$37,892

Liabilities and Stockholders’ Equity
Deposits from banking clients	$11,443			$11,443
Drafts payable	303			303
Payables to brokers, dealers, and clearing organizations	1,745			1,745
Payables to brokerage clients	19,085			19,085
Accrued expenses and other liabilities	1,025	$583	g	1,608
Long-term debt	387	750	h	1,137
Liabilities of discontinued operations	8,355	(8,355)	f	-

Total liabilities	42,343	(7,022)		35,321

Stockholders’ equity:
Preferred stock	-			-
Common stock	14			14
Additional paid-in capital	1,925			1,925
Retained earnings	5,078	(57)		5,021
Treasury stock — 139 shares as reported and 241 shares pro forma, at cost	(2,053)	(2,307)		(4,360)
Accumulated other comprehensive loss	(29)	0		(29)

Total stockholders’ equity	4,935	(2,364)	i	2,571

Total	$47,278	$(9,386)		$37,892

Shares outstanding at end of period	1,253	(102)		1,151
Book value per share outstanding	$3.94			$2.23

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Notes to Consolidated Financial Statements.

(a)	Reflects the adjustment to interest expense for the issuance of $750 million in medium-term notes and enhanced trust preferred securities at the assumed annual rate of 6.91%. A 1/8 % variance in interest rates would have an approximate $1 million effect on annual interest expense.
(b)	Reflects the adjustment for income taxes for interest expense described in (a) above.
(c)	Assumes the purchase of 84 million shares in the Offer and 18 million shares under the Stock Purchase Agreement at the maximum purchase price of $22.50 per share.
(d)	Reflects approximately (i) $3.3 billion in cash proceeds from the sale of U.S. Trust Corporation, (ii) the presumed settlement of intercompany receivable balances of approximately $200 million and payment of dividends by U.S. Trust Corporation of $40 million as of the balance sheet date, (iii) $750 million in proceeds from the issuance of medium-term notes and enhanced trust preferred securities, (iv) approximately $2.3 billion in cash used to fund the Offer and the purchase of shares under the Stock Purchase Agreement, and (v) approximately $1.2 billion in cash used for the special dividend of $1.00 per share.
(e)	Reflects the reclassification of deferred tax assets related to the sale of U.S. Trust Corporation.
(f)	Reflects the sale of U.S. Trust Corporation.
(g)	Reflects the anticipated transaction costs and the net income tax liability related to the sale of U.S. Trust Corporation.
(h)	Reflects an increase in long-term borrowings of $750 million.
(i)	Reflects a net reduction in stockholders’ equity consisting of (i) approximately $2.3 billion for the purchase of 84 million shares in the Offer and 18 million shares under the Stock Purchase Agreement and (ii) approximately $1.2 billion for the special cash dividend, partially offset by (iii) the after-tax gain realized from the sale of U.S. Trust Corporation of approximately $1.2 billion.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (defined below) with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. These reports, proxy statements and other information concerning us also can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

The tender offer

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed blow, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

SEC Filing (File No. 001-09700)	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2006, filed February 26, 2007.

Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2007, filed May 8, 2007.

Current Reports on Form 8-K	Filed January 17, 2007, January 26, 2007, February 23, 2007, April 10, 2007, April 17, 2007, April 27, 2007 and May 21, 2007.

Definitive Proxy Statement on Schedule 14A	Filed March 30, 2007.

Any statement contained in this Offer to Purchase or in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is made in any subsequently filed document which is also filed as an amendment to the Schedule TO. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing to: The Charles Schwab Corporation, Attention: Investor Relations, 120 Kearny Street, San Francisco, California 94108, or telephoning us at (415) 636-7000. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one Business Day after we receive your request. You can find additional information by visiting our website at www.schwab.com. Information contained on our website is not part of, and is not incorporated into, this Offer.

11.	INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

Securities Ownership. As of June 15, 2007, there were 1,254,788,807 shares of our Common Stock issued and outstanding. The 84 million shares we are offering to purchase under the Offer represent approximately 7% of the total number of outstanding shares as of June 29, 2007. In addition, the 18 million shares that we will purchase from Charles R. Schwab (and certain other stockholders whose shares Mr. Schwab is deemed to beneficially own) pursuant to the Stock Purchase Agreement following the Expiration Time represent approximately 1% of the total number of outstanding shares as of June 15, 2007.

As of June 15, 2007, our directors and executive officers as a group (19 persons) beneficially owned an aggregate of 239,560,403 shares, representing approximately 19% of the total number of outstanding shares.

The tender offer

The following table sets forth as of June 15, 2007, the aggregate number and percentage of shares of our Common Stock that were beneficially owned by our current directors, current executive officers and each person who beneficially owns 5% or more of our outstanding shares of Common Stock, based on filings with the SEC. Assuming we purchase (i) 18 million shares pursuant to the Stock Purchase Agreement following the Expiration Time (which will be proportionately increased or decreased if the number of shares purchased in the Offer is higher or lower than the number of shares that we are currently offering to purchase), and (ii) 84 million shares in the Offer and no other director or executive officer, except for Stephen T. McLin, a director, who intends to tender 25,000 shares, tenders any shares in the Offer, the percentage beneficial ownership of each director, executive officer and person who owns 5% or more of our outstanding shares after the Offer will be approximately as set forth in the table below.

Unless otherwise indicated, the address of each person listed is c/o The Charles Schwab Corporation, 120 Kearny Street, San Francisco, California 94108.

	Amount and Nature of Beneficial Ownership Prior to the Offer					After the Offer
Name of Beneficial Owner	Number of Shares Owned(1)		Options Exercisable Within 60 Days(2)	Total Beneficial Ownership(3)	Percentage Owned	Percentage Owned
Directors and Executive Officers
Charles R. Schwab	221,933,588	(4)	5,850,000	227,783,588	18.07	18.11
William F. Aldinger III	12,179		11,250	23,429	*	*
Nancy H. Bechtle	211,482		91,743	303,225	*	*
C. Preston Butcher	1,179,368	(5)	189,956	1,369,324	*	*
Donald G. Fisher	3,945,823	(6)	53,710	3,999,533	*	*
Frank C. Herringer	117,935	(7)	89,180	207,115	*	*
Marjorie Magner	6,679		11,250	17,929	*	*
Stephen T. McLin	140,044	(8)	85,763	225,807	*	*
Paula A. Sneed	31,445		36,056	67,501	*	*
Roger O. Walther	209,310	(9)	85,135	294,445	*	*
Robert N. Wilson	98,641		41,555	140,196	*	*
Walter W. Bettinger II	438,521	(10)	949,988	1,388,509	*	*
Benjamin Brigeman	38,664		212,500	251,164	*	*
Carrie E. Dwyer	333,679		1,044,383	1,378,062	*	*
Charles G. Goldman	15,364		439,248	454,612	*	*
Jan Hier-King	112,665		630,593	743,258	*	*
Joseph R. Martinetto	48,747		201,747	250,494	*	*
James D. McCool	77,903		151,348	229,251	*	*
Rebecca Saeger	44,164		388,796	432,960	*	*
All Directors and Executive Officers as a Group (19 Persons)	228,996,201		10,564,201	239,560,402	18.93	19.04

*	Less than 1%
(1)	This column includes:
•	Shares for which the named person has sole voting and investment power, has shared voting and investment power with his or her spouse, or holds in an account under The Schwab Plan Retirement Savings and Investment Plan, and
•	Restricted stock or shares subject to a vesting schedule, performance conditions, forfeiture risk and other restrictions.

The tender offer

This column excludes restricted stock units held by directors under the Directors Deferred Compensation Plans, which do not have voting rights. The restricted stock units are converted into shares of Common Stock and paid in a lump sum by the end of February in the year following a director’s termination of board service. As of June 15, 2007, there are no restricted stock units under the Directors Deferred Compensation Plans that are convertible within 60 days.

(2)	Shares that can be acquired through stock option exercises through August 14, 2007.
(3)	This column includes the total number of shares beneficially owned, including shares owned and the number of shares underlying stock options exercisable within 60 days of June 15, 2007.
(4)	Includes 7,841,450 shares held by Mr. Schwab’s spouse, 42,853,958 shares held by a limited liability company, and the following shares for which Mr. Schwab disclaims beneficial ownership: 11,411,185 shares held by a nonprofit public benefit corporation established by Mr. Schwab, and 6,000 shares held in a trust for which Mr. Schwab acts as trustee.
(5)	Includes 1,129,111 shares that are pledged as security, and 30,375 shares that are held by Mr. Butcher’s spouse.
(6)	Includes shares held by a nonprofit public benefit corporation for which Mr. Fisher has shared voting and investment power and for which he disclaims beneficial ownership.
(7)	Includes 50,775 shares held by Mr. Herringer’s spouse.
(8)	Includes shares held by a nonprofit public benefit corporation established by Mr. McLin, for which he disclaims beneficial ownership.
(9)	Includes 27,748 shares held by Mr. Walther’s spouse.
(10)	Includes 2,028 shares held by Mr. Bettinger’s spouse.

Our directors and executive officers, other than Mr. Schwab, are entitled to participate in the Offer on the same basis as other stockholders. None of our directors and executive officers intends to tender any of their shares in the Offer, except for Mr. McLin who intends to tender 25,000 shares. As a result, the Offer will increase the proportional holdings of our directors and executive officers, other than Mr. Schwab and Mr. McLin.

In addition, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer.

Securities Transactions. Except as described below, and except for customary and ongoing purchases of shares under our qualified retirement and employee stock purchase plans, based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor our directors, executive officers, affiliates or subsidiaries have effected any transactions involving shares of our Common Stock during the 60 days prior to the date hereof:

➢

On June 5, 2007, a family limited partnership over which Mr. Schwab has control, distributed 405,000 shares of our stock to Mr. Schwab’s daughter. The distributed shares represent a portion of the daughter’s pro rata interest in shares of our stock owned by the partnership.

➢

On May 21, 2007, each of our non-employee directors received his or her annual equity grant for serving on our board of directors which consisted of 7,459 stock options and 2,967 shares of restricted stock. The stock options and restricted stock vest over the three-year period following the date of grant, with 25% vesting on each of the first and second anniversaries of the grant date and the remaining 50% on the third anniversary of the grant date. Our non-employee directors are as follows: Mr. Aldinger, Ms. Bechtle, Mr. Butcher, Mr. Fisher, Mr. Herringer, Ms. Magner, Mr. McLin, Ms. Sneed, Mr. Walther and Mr. Wilson. In connection with serving on the board of U.S. Trust Corporation, Mr. Wilson received an additional grant of 1,250 stock options and 712 shares of restricted stock, which have the same vesting schedule.

The tender offer

➢

On May 18, 2007, Joseph Martinetto received a grant of 9,941 shares of restricted stock and 33,342 stock options in connection with his appointment as our Chief Financial Officer. The restricted stock vests over a four-year period following the date of grant, with 25% vesting on each of the second and third anniversaries of the grant date and the remaining 50% on the fourth anniversary of the grant date. The stock options vest 25% on each of the first, second, third and fourth anniversaries of the grant date.

➢	We have repurchased shares of our common stock in accordance with our previously announced share repurchase program, in the following amounts:

➢	on May 15, 2007, Schwab repurchased 750,000 shares of common stock on the open market at a price of $19.7038 per share;

➢	on May 16, 2007, Schwab repurchased 567,100 shares of common stock on the open market at a price of $19.7414 per share;

➢	on June 21, 2007, Schwab repurchased 282,553 shares of common stock on the open market at a price of $20.9167 per share;

➢	on June 22, 2007, Schwab repurchased 750,000 shares of common stock on the open market at a price of $20.8185 per share;

➢	on June 25, 2007, Schwab repurchased 750,000 shares of common stock on the open market at a price of $20.6681 per share;

➢	on June 26, 2007, Schwab repurchased 750,000 shares of common stock on the open market at a price of $20.5842 per share;

➢	on June 27, 2007, Schwab repurchased 720,000 shares of common stock on the open market at a price of $20.3888 per share; and

➢	on June 28, 2007, Schwab repurchased 135,000 shares of common stock on the open market at a price of $20.6252 per share.

Stock Purchase Agreement. On July 2, 2007, we entered into the Stock Purchase Agreement with Charles R. Schwab, our Chairman and Chief Executive Officer and our largest stockholder, and with certain additional stockholders whose shares Mr. Schwab is deemed to beneficially own. Under the Stock Purchase Agreement, Mr. Schwab and the other stockholders who are parties to the agreement have agreed not to participate in the Offer, and instead, have agreed to sell, and we have agreed to purchase, 18 million shares (which will be proportionately increased or decreased if the number of shares purchased in the Offer is higher or lower than the number of shares that we are currently offering to purchase). The number of shares to be repurchased is calculated to result in Mr. Schwab maintaining the same beneficial ownership interest in the Company’s outstanding Common Stock that he currently has (approximately 18%) and does not take into consideration Mr. Schwab’s outstanding options to acquire stock. The purchase price under the Stock Purchase Agreement will be the same price per share as is determined and paid in the Offer and will be paid on the 11th Business Day following the Expiration Time.

The number of shares that we will purchase pursuant to the Stock Purchase Agreement will be equal to the aggregate number of shares purchased in the Offer multiplied by a fraction, the numerator of which is 221,933,588 and the denominator of which is 1,030,521,037 (representing the number of outstanding shares beneficially owned by Mr. Schwab (excluding outstanding options to acquire stock) divided by the number of outstanding shares held of record by all stockholders of the Company other than those shares beneficially owned by Mr. Schwab, each as of June 29, 2007).

The tender offer

In addition, because Mr. Schwab and the other stockholders who are parties to the agreement will not be participating in the Offer, they will not be making bids in the Offer that could influence the determination of the purchase price for the shares. The preceding summary of the Stock Purchase Agreement only highlights certain material information. We encourage you to read the terms of the actual Stock Purchase Agreement in its entirety, which is attached as Exhibit (d)(31) to the Schedule TO filed with the SEC in connection with the Offer.

Equity Incentive Plans. We sponsor The Charles Schwab Corporation 2004 Stock Incentive Plan (the “Stock Plan”). Under the Stock Plan we grant nonqualified stock options, restricted stock awards, restricted stock unit awards and performance stock to our employees (including officers), non-employee directors and consultants. No more than 45 million shares of our Common Stock may be issued under the Stock Plan, provided that this share reserve may be increased by the number of shares available for issuance under our prior stock incentive plans, which were the predecessors to the Stock Plan.

Under the Stock Plan, we primarily grant stock options and restricted stock awards. Stock options are granted for the purchase of our shares of Common Stock at an exercise price not less than market value on the date of grant, and expire within seven or ten years from the date of grant. Stock options generally vest annually over a three- to four-year period from the date of grant. Certain stock options are granted at an exercise price above the market value of Common Stock on the date of grant (i.e., premium-priced options). Restricted stock awards are restricted from transfer or sale until vested and generally vest annually over a four-year period, but some vest based upon our, or one of our subsidiaries, achieving certain financial or other measures.

The Stock Plan is administered by the compensation committee of our Board of Directors. The compensation committee can amend or terminate the Stock Plan at any time; provided, however, that certain amendments may require participant or stockholder approval.

We also sponsor The Charles Schwab Corporation Employee Stock Incentive Plan, The Charles Schwab Corporation 1987 Stock Option Plan, The Charles Schwab 1987 Executive Officer Stock Option Plan, The Charles Schwab Corporation 1992 Stock Incentive Plan and The Charles Schwab Corporation 2001 Stock Incentive Plan. No new grants may be made under these plans.

Long-Term Incentive Plan. Eligible officers may receive LTIP units under our long-term incentive plan. These awards are restricted with respect to transfer or sale and generally vest annually over a three- to four-year performance period.

Employee Stock Purchase Plans. We sponsor an employee stock purchase plan pursuant to which eligible employees may purchase shares of our Common Stock using amounts withheld through payroll deductions. The employees purchase the shares at fair market value as determined on the date of purchase and the plan is not intended to be a tax-qualified plan under Code Section 423.

Effective August 1, 2007, under our new tax-qualified employee stock purchase plan, eligible employees may purchase shares of our Common Stock through payroll deductions. An eligible employee may purchase during an offering period up to the lesser of 1,250 shares of our Common Stock or 10% of the employee’s eligible compensation. The purchase price for each share of stock is 85% of the fair market value of the shares on the last trading day of the offering period. Purchases occur each January 31 and July 31. The first purchase under the plan will be January 31, 2008. The compensation committee of our Board of Directors administers the plan. No more than 50 million shares of our Common Stock may be purchased under the employee stock purchase plan.

The tender offer

Retirement Plan. Our Retirement Plan is intended to be a tax-qualified retirement savings plan. Under our Retirement Plan participating employees may contribute up to 50% of regular earnings on a before-tax basis, up to the limit of $15,500, into their 401(k) plan accounts. In addition, under the Retirement Plan, we can make matching contributions and qualified nonelective contributions and we used to make ESOP contributions. Retirement benefits held in the Retirement Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the IRS.

Equity Grants to Non-Employee Directors. In addition to an annual cash retainer, each of our non-employee directors is entitled to receive an annual equity grant with an aggregate value of $125,000 under the Stock Plan. These directors receive the equity grant as a combination of 50% stock options and 50% restricted shares. In the event a new non-employee director is elected to our Board of Directors, he or she will receive a pro-rata retainer amount in a combination of cash and equity awards, with 60% in equity awards and 40% in cash. Our non-employee directors are also subject to our stock ownership guidelines. Under our guidelines, each non-employee director should own shares with a fair market value equal to or exceeding $200,000. A new director should reach this target level upon completing five years of service. Once this target level is reached, the director is deemed to meet this target so long as he or she continues to hold an equivalent number of shares as on the date the target level was met. In addition, each non-employee director is expected to hold for at least one year 50% of the net after-tax value of our shares acquired through the exercise of a stock option or the vesting of restricted shares.

Directors’ Deferred Compensation Plan and Directors’ Deferred Compensation Plan II. Pursuant to our directors’ deferred compensation plans, non-employee directors are able to elect to receive annual retainer payments and/or meeting fees in the form of nonqualified stock options or restricted stock units. The nonqualified stock options and restricted stock units are granted under the Stock Plan subject to the terms and conditions of that plan. Restricted stock units granted to non-employee directors pursuant to their deferral election are held in a rabbi trust until they are paid out in shares of our Common Stock. The directors’ deferred compensation plans are administered by the compensation committee of our Board of Directors.

The foregoing description of our equity incentive plans, long-term incentive plan, employee stock purchase plans, Retirement Plan, and directors’ deferred compensation plans only highlights certain material information. We encourage you to read the actual plans carefully and in their entirety.

Registration Rights and Stock Restriction Agreement. We entered into a registration rights and stock restriction agreement with certain of our stockholders on March 31, 1987. Pursuant to this agreement, in the event we decide to register any of our equity securities, either for our own account or for the account of any security holder, stockholders party to the agreement may, subject to certain limitations and exceptions, require us to include in such registration shares of our Common Stock held by such stockholders. We are required to effect three registrations under this agreement for all stockholders as a group. In addition, any transfers of shares of our Common Stock by these stockholders are subject to certain restrictions.

Employment Agreement for Mr. Schwab. We entered into an amended employment agreement with Mr. Schwab effective March 31, 2003. Pursuant to the amended employment agreement, Mr. Schwab is entitled to receive certain cash compensation for his services and to participate in all compensation and fringe benefit programs available to our other executive officers, including our stock-based incentive plans. In addition, the amended employment agreement provides that all of Mr. Schwab’s outstanding and unvested awards under our stock incentive plans will fully vest upon his involuntary termination which is not due to death, disability or cause.

The tender offer

Except as otherwise described or incorporated by reference herein, neither we nor, to the best of our knowledge, any of our directors, executive officers, or controlling persons, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12.	EFFECTS OF THE TENDER OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. However, we believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from NASDAQ. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be delisted from NASDAQ. See Section 7.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.	LEGAL MATTERS; REGULATORY APPROVALS

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action if practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance for payment of, or payment for, shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for shares are subject to certain conditions. See Section 7.

14.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General. The following discussion is a summary of the material U.S. federal income tax consequences to stockholders with respect to a sale of shares for cash pursuant to the Offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder (the “Regulations”), administrative pronouncements of the Internal

The tender offer

Revenue Service (“IRS”) and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances or to certain types of stockholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, real estate investment trusts, regulated investment companies, U.S. expatriates, insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes (“Partnerships”), stockholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for U.S. federal income tax purposes, or persons who received their shares through exercise of employee stock options or otherwise as compensation. In addition, the discussion below does not consider the effect of any alternative minimum taxes, state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the shares are held as “capital assets” within the meaning of Section 1221 of the Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for these purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable Regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor a Partnership. If a Partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the Partnership. A Partnership holding shares and partners in such Partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of shares for cash pursuant to the Offer.

Each stockholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering shares pursuant to the Offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the Offer.

Non-Participation in the Tender Offer

Stockholders that do not tender any of their shares pursuant to the Offer will not incur any tax liability as a result of the consummation of the Offer.

U.S. Federal Income Tax Treatment of U.S. Holders That Tender Shares

Characterization of Sale of Shares Pursuant to the Offer. The sale of shares by a stockholder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of shares by a stockholder for cash pursuant to the Offer will be treated as a “sale or exchange” of shares for U.S. federal income tax purposes, if any one of the three tests (the “Section 302 Tests”) described below is satisfied. If none of the Section 302 Tests is satisfied, the sale of shares will be treated as a cash distribution with respect to the shares held by the tendering U.S. Holder.

The tender offer

Section 302 Tests. In order to satisfy one of the Section 302 Tests, the sale of shares must (i) result in a “complete termination” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) constitute a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) “not [be] essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below.

Special “constructive ownership” rules apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the shares that are actually owned by the U.S. Holder, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as shares the U.S. Holder has the right to acquire by exercise of an option or by conversion or exchange of a security.

Complete Termination. The receipt of cash by a U.S. Holder pursuant to the Offer will be a “complete termination” if either (i) the U.S. Holder actively and constructively owns none of our shares immediately after the shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our shares immediately after the sale of shares pursuant to the Offer and, with respect to shares constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c) of the Code.

Substantially Disproportionate. The receipt of cash by a U.S. Holder pursuant to the Offer will be a “substantially disproportionate” redemption if the percentage of our outstanding shares actually and constructively owned by the U.S. Holder immediately following the sale of shares pursuant to the Offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by the U.S. Holder immediately before the sale.

Not Essentially Equivalent to a Dividend. Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test and the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s sale of shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s interest in us. Whether the receipt of cash by a U.S. Holder upon the sale of shares will “not [be] essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction”, and thus satisfy this test. However, it is not clear to what extent the existence of our ongoing stock repurchase program (which is expected to be active again shortly after consummation of this offering) should be taken into account in determining whether a meaningful reduction has occurred with respect to this particular redemption.

It should be noted that contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may also be deemed to be part of a single integrated transaction, in which case they will be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should also be aware that, because proration may occur in the Offer, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the surrender of shares by a stockholder pursuant to the Offer will meet any of the Section 302 Tests. (See Section 6 for information regarding an option to make a conditional tender of a minimum number of shares.)

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U.S. Holders are urged to consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer, whether to make a conditional tender of a minimum number of shares and the appropriate calculation thereof, and the potential effect of our ongoing stock repurchase program on whether a meaningful reduction has occurred under the “not essentially equivalent to a dividend” test.

Sale or Exchange Treatment. If any of the above three Section 302 Tests is satisfied, and the sale of the shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder for, and such U.S. Holder’s adjusted tax basis in, the shares sold pursuant to the Offer. Generally, a U.S. Holder’s adjusted tax basis in the shares will equal the amount the U.S. Holder paid to acquire the shares in a taxable transaction. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder held the shares for more than one year prior to their sale. Certain U.S. Holders (including individuals) are eligible for reduced rates of U.S. federal income tax on long-term capital gain (maximum rate of 15%). A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code.

A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer. A U.S. Holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under the Offer if less than all of its shares are tendered under the Offer, and the order in which different blocks will be purchased by us in the event of proration under the Offer. U.S. Holders should consult their own tax advisors concerning the mechanics and desirability of such a designation with respect to their particular situation.

Distribution Treatment. If none of the Section 302 Tests is satisfied, the tendering U.S. Holder will be treated as having received a cash distribution by us with respect to the U.S. Holder’s shares in an amount equal to the cash received by such U.S. Holder pursuant to the Offer. The distribution would be treated as a dividend to the extent of the U.S. Holder’s pro rata share of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be taxed in its entirety without a reduction for the U.S. Holder’s adjusted tax basis in the shares that were surrendered and the adjusted tax basis of the surrendered shares would be added to the adjusted tax basis of the U.S. Holder’s remaining shares. Provided that minimum holding period requirements are met, non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at a maximum rate of 15% on the amount of the distribution that is treated as a dividend. The amount of any distribution in excess of the U.S. Holder’s share of our current or accumulated earnings and profits would be treated as a return of the U.S. Holder’s adjusted tax basis in the surrendered shares (with a corresponding reduction in such U.S. Holder’s adjusted tax basis in those shares until reduced to zero). If the distribution exceeds both the U.S. Holder’s share of earnings and profits and the U.S. Holder’s basis in the surrendered shares, the excess will be treated as gain from the sale or exchange of the shares.

If a sale of shares by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be eligible for a dividends received deduction (subject to applicable exceptions and limitations). If a dividends received deduction is allowed, the corporate U.S. Holder will be subject to basis reduction with respect to its remaining shares (and capital gain to the extent, if any, that the deduction exceeds basis) under the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their own tax advisors regarding (i) whether a dividend-received deduction will be

The tender offer

available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their shares.

Based on our estimates, we expect to have current earnings and profits at the time of the repurchase in excess of the total cash being distributed pursuant to the Offer. However, the determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits for these purposes can be determined only at the end of the taxable year. Accordingly, the extent to which a U.S. Holder will be treated as receiving a dividend if the repurchase of its shares pursuant to the Offer is not entitled to sale or exchange treatment under Section 302 of the Code is not entirely clear.

U.S. Federal Income Tax Treatment of Non-U.S. Holders That Tender Shares

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders That Tender Shares” and (i) such gain is not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (or, if an income tax treaty applies, the gain is generally not attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), and (ii) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for less than 183 days in the taxable year of the sale. But see “Withholding”, below. Additionally, if the shares were to constitute a U.S. real property interest and the Non-U.S. Holder held, actually or constructively, at any time during the five-year period preceding the date of sale, more than 5% of our shares, then the gain would be subject to U.S. federal income tax. Our shares would constitute a U.S. real property interest with respect to a Non-U.S. Holder if we were a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Holder held shares or (ii) the five-year period ending on the date the Non-U.S. Holder sells shares pursuant to the Offer. We believe that we are not and have not been a United States real property holding corporation at any time during the last five years.

Distribution Treatment. If the Non-U.S. Holder does not satisfy any of the Section 302 Tests discussed above under “U.S. Federal Income Tax Treatment of U.S. Holders That Tender Shares”, the full amount received by the Non-U.S. Holder with respect to the sale of shares pursuant to the Offer will be treated as a cash distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital or as capital gain from the sale of shares will be determined in the manner described above under “U.S. Federal Income Tax Treatment of U.S. Holders That Tender Shares.” The dividend portion generally will be subject to withholding tax at a 30% rate (or lower applicable treaty rate).

Withholding. If a Non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer. Such U.S. broker or other nominee may withhold or require certifications in this regard. Non-U.S. Holders tendering shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will apply to them. Notwithstanding the foregoing, even if a Non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS Form

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W-8BEN (or other applicable form) before any payment is made, the Depositary has advised us that it will withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is properly exempt from U.S. federal gross income tax under any of the Section 302 Tests (“complete termination”, “substantially disproportionate” or “not essentially equivalent to a dividend”). To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor form). A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer as if it were a U.S. Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed at a rate of 30% (or a lower rate specified in an applicable income tax treaty) with respect to such income. See Section 3 with respect to the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders pursuant to the Offer.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets any of the three Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders That Tender Shares”, or (ii) is otherwise able to establish that no tax or reduced amount of tax is due.

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

Tax Considerations for Participants in our Retirement Plan

Special tax rules will apply with respect to shares tendered through our Retirement Plan. Please refer to the “Letter to Participants in The SchwabPlan Retirement Savings and Investment Plan Holding Units of the 401(k) Equity Unit Fund” and/or the “Letter to Participants in The SchwabPlan Retirement Savings and Investment Plan Holding Units of the ESOP Equity Unit Fund” for a discussion of the tax rules applicable to shares allocated pursuant to our Retirement Plan.

Tax Considerations for Holders of Vested Stock Options

Holders of vested stock options should consult their own tax advisors as to the special tax rules that may be applicable upon the exercise of any such options and the tender of any shares acquired through such option exercise pursuant to the Offer.

Backup Withholding

See Section 3 with respect to the application of the U.S. federal backup withholding tax.

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15.	EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events specified in Section 7 shall have occurred or be deemed by us to have occurred, to extend the period of time during which the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any shares not previously accepted for payment or paid for, and subject to applicable law, to postpone payment for shares or terminate the Offer upon the occurrence of any of the events specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events described in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 am, Eastern Time, on the next Business Day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five Business Days following such a material change in the terms of, or information concerning, the Offer. If we (i) make any change to the price range at which we are offering to purchase shares in the Offer, decrease the number of shares being sought in the Offer, or increase the number of shares being sought in the Offer by more than 2% of our outstanding shares and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth Business Day from, and including, the date on which such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten Business Days.

The tender offer

16.	FEES AND EXPENSES

We have retained UBS Securities LLC to act as Dealer Manager in connection with the Offer and to provide financial advisory services in connection with the Offer. The Dealer Manager will receive reasonable and customary compensation for its services. We have also agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred by it in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including liabilities under federal securities laws. UBS Securities LLC has rendered various investment banking and other services to us in the past and may render such services in the future, for which it has received and may in the future receive customary compensation from us. In the ordinary course of business, including in its trading and brokerage activities, UBS Securities LLC and its affiliates may hold positions, both long and short, for their own accounts or those of their customers, in our securities and may tender shares of our Common Stock in the Offer for its own account.

We have retained D.F. King & Co., Inc. to act as Information Agent and Wells Fargo Bank, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. Stockholders holding shares through brokers or banks are urged to consult their brokers or banks to determine whether transaction costs may apply if stockholders tender shares through their brokers or banks and not directly to the Depositary. Stockholders who hold their shares in a brokerage account at Charles Schwab will not be charged any fees in connection with the tender of such shares. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 9 in the Letter of Transmittal.

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17.	MISCELLANEOUS

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares in such jurisdiction. In any jurisdiction where the securities or “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer (the “Schedule TO”). The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as described in Section 10 with respect to information concerning us.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation to you on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Manager, the Information Agent or the Depositary.

The Charles Schwab Corporation

July 3, 2007

THE CHARLES SCHWAB CORPORATION

July 3, 2007

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Wells Fargo Bank, N.A.

By Mail:	By Hand or Overnight Courier:

Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, Minnesota 55164-0854	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 161 North Concord Exchange South St. Paul, Minnesota 55075

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Stockholders Call Toll-Free: (800) 659-6590

Banks and Brokers Call Collect: (212) 269-5550

The Dealer Manager for the Offer is:

UBS Investment Bank

299 Park Avenue

New York, New York 10171

Toll-Free: (877) 827-4180

Collect: (212) 821-4180